Filed pursuant to Rule 424(b)(3)

Registration No. 333-262107

AGM Group Holdings Inc.

Up to 1,652,175 Class A Ordinary Shares Underlying Warrants

This prospectus relates to the offer and resale of up to 1,652,175 Class A ordinary shares of AGM Group Holdings Inc., a British Virgin Islands company, which include up to 1,449,276 Class A ordinary shares (the “Investor Warrant Shares”) issuable upon the exercise of certain ordinary share purchase warrants (the “Investor Warrants”) issued in a private placement to certain institutional investors (the “Investors”) and up to 202,899 Class A ordinary shares (the “Placement Warrant Shares” and together with the Investor Warrant Shares, the “Warrant Shares”) issuable upon the exercise of that certain ordinary share purchase warrants (the “Placement Agent Warrants” and together with the Investor Warrants, the “Warrants”)) issued to the placement agent in such private placement (the “Placement Agent”). The Investors and the Placement Agent are identified as selling shareholders in this registration statement (the “Selling Shareholders”). The Investor Warrants were issued to the Investors in connection with a certain securities purchase agreement between the Company and the Investors, dated as of December 10, 2021 (the “Securities Purchase Agreement”). The Investor Warrants are exercisable immediately from the date of issuance and have a term of three and one-half years from the date of issuance. The Investor Warrants have an exercise price of $8.30 per share, subject to adjustments thereunder. The Placement Agent Warrants were issued to the Placement Agent and/or its assignees in connection with that certain placement agency agreement between the Company and the Placement Agent dated December 10, 2021 (the “Placement Agency Agreement”). The Placement Agent Warrants have a term of three and a half years from the date of issuance. The Placement Agent Warrants have an exercise price of $8.30 per share, subject to adjustments thereunder. See section titled “December 2021 Offering” beginning on page 14.

This prospectus also covers any additional ordinary shares that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Investor Warrants and the Placement Agent Warrants issued to the Selling Shareholders by reason of stock splits, stock dividends, and other events described therein.

The Warrant Shares will be resold from time to time by the Selling Shareholders listed in the section titled “Selling Shareholders” beginning on page 16.

The Selling Shareholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholders may sell their Warrant Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Shareholder may sell its Warrant Shares in the section titled “Plan of Distribution” on page 20.

We are registering the Warrant Shares on behalf of the Selling Shareholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of our Class A ordinary shares by the Selling Shareholders in the offering described in this prospectus, we will receive proceeds upon the cash exercise of each of the Warrants. Upon exercise of the Investor Warrants for all 1,449,276 Investor Warrant Shares by payment of cash, we will receive aggregate gross proceeds of $12,028,990.80, if the exercise price is $8.30 per share and upon exercise of the Placement Agent Warrants for all 202,899 Placement Agent Warrant Shares, we will receive aggregate gross proceeds of $1,684,061.70, at the exercise price of $8.30 per share. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Warrant Shares. The Selling Shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Warrant Shares.

Our Class A ordinary shares are traded on the Nasdaq Capital Market under the symbol “AGMH”. On May 17, 2022, the last reported sales price of our shares on the Nasdaq Capital Market was $1.98 per share and we had 24,254,842 shares of Class A ordinary share outstanding as of the date of this prospectus. Our stock price is volatile. During the 12 months prior to the date of this prospectus, our ordinary share has traded at a low of $1.52 and a high of $12.50.  There has been no change recently in our financial condition or results of operations that is consistent with the recent change in our stock price.

Investors are cautioned that you are not buying shares of a Hong Kong- or China-based operating company but instead are buying shares of a BVI holding company with operations conducted by its subsidiaries.

AGM Group Holdings Inc., or AGM, is a holding company incorporated in the British Virgin Islands, or the BVI. As a holding company with no material operations, AGM conducts a substantial majority of its operations through its subsidiaries established in the People’s Republic of China, or the PRC or China. However, neither the holding company nor any of the Company’s Chinese subsidiaries conduct any operations through contractual arrangements with a variable interest entity based in China. Investors in our ordinary shares should be aware that they may never directly hold equity interests in the PRC operating entities, but rather purchasing equity solely in AGM Group Holdings Inc., our BVI holding company. Furthermore, shareholders may face difficulties enforcing their legal rights under United States securities laws against our directors and officers who are located outside of the United States. See “Risk Factors – Risks Related to Doing Business in China – Uncertainties with respect to the PRC legal system could adversely affect us” on page 17 of the 2021 Annual Report.

Our equity structure is a direct holding structure. Within our direct holding structure, the cross-border transfer of funds within our corporate entities is legal and compliant with the laws and regulations of the PRC. After the foreign investors’ funds enter AGM, the funds can be directly transferred to the PRC operating companies through its subsidiaries. Specifically, AGM is permitted under the BVI laws to provide funding to our subsidiaries in the PRC, Hong Kong and Singapore through loans or capital contributions without restrictions on the amount of the funds, subject to satisfaction of applicable government registration, approval and filing requirements. Each of our subsidiaries in the Hong Kong and Singapore is also permitted under the laws of Hong Kong and Singapore to provide funding to AGM through dividend distribution without restrictions on the amount of the funds.  Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. As of the date of this prospectus, there have not been any transfers, dividends or distributions made between the holding company, its subsidiaries, and to investors. Furthermore, as of the date of this prospectus, no cash generated from one subsidiary is used to fund another subsidiary’s operations and we do not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries. We have also not installed any cash management policies that dictate the amount of such funds and how such funds are transferred. For the foreseeable future, we intend to use the earnings for our business operations and as a result, we do not intend to distribute earnings or pay any cash dividends. See “Transfers of Cash to and from Our Subsidiaries” on page vi of the 2021 Annual Report.

Investing in our securities being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the “Risk Factors’’ beginning on page 13 before you make your investment decision.

Because our operations are primarily located in the PRC and Hong Kong through our subsidiaries, we are subject to certain legal and operational risks associated with our operations in China, including changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations may materially and adversely affect our business, financial condition and results of operations. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our operations and the value of our ordinary shares, or could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.  We do not believe that our subsidiaries are directly subject to these regulatory actions or statements, as we have not implemented any monopolistic behavior and our business does not involve the collection of user data or implicate cybersecurity. As of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission, or the CSRC, or any other PRC governmental authorities for our offering, nor has our BVI holding company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our offering from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. The Standing Committee of the National People’s Congress, or the SCNPC, or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before offering in the U.S. In other words, although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental with little advance notice.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.  On June 22, 2021, United States Senate has passed the Accelerating Holding Foreign Companies Accountable Act, or the Accelerating HFCAA, which, if enacted, would decrease the number of “non-inspection years” from three years to two years, and thus, would reduce the time before our securities may be prohibited from trading or delisted if the PCAOB determines that it cannot inspect or investigate completely our auditor. As of the date of the prospectus, TPS Thayer, LLC (“TPS Thayer”) and JLKZ CPA LLP (“JLKZ”), our auditors, are not subject to the determinations as to inability to inspect or investigate completely as announced by the PCAOB on December 16, 2021. The Company’s auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, however, recently developments with respect to audits of China-based companies, create uncertainty about the ability of JLKZ to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities.   In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. See “Risk Factors – Risks Related to Doing Business in China – The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” beginning on page 22 of the 2021 Annual Report.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2022

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ABOUT THIS OFFERING

This prospectus describes the general manner in which the Selling Shareholders may offer from time to time up to 1,652,175 Warrant Shares, including up to 1,449,276 Investor Warrant Shares issuable upon the exercise of the Investor Warrants and up to 202,899 Placement Agent Warrant Shares issuable upon the exercise of the Placement Agent Warrants. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Class A ordinary shares offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the ordinary shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Class A ordinary shares pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement or amendment and the information incorporated by reference in this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The forward-looking statements in this prospectus, the applicable prospectus supplement or any amendments thereto and the information incorporated by reference in this prospectus represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

OUR COMPANY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

We are a technology company. Our products and services include: 1) a futures trading solution catering to clients using MetaTrader 5; 2) FXSC, a retail-orientated online trading education website; 3) a foreign exchange (“Forex”) trading system that provides services to financial institutions outside of China; and 4) technology hardware research and development, manufacture, and sales. Our mission is to become one of the key participants and contributors in the global technology hardware supply chain and fintech blockchain ecosystem.

Futures trading system

In September 2019, we, through AGM Defi Lab, completed our development of a futures trading software which integrates future trading API with MetaTrader 5, a well-known and advanced trading software. However, during the third quarter of 2020, most futures brokers started to accept a new third-party software API connection method in order to comply with newly enacted futures regulations and policies in China about the trading terminal API pass-through regulation, which requires “pass through monitoring”. Brokers will need to know exactly who to use API from what third-party software since, traditionally, brokers did not need to collect such information. All other software products on the market are required to comply with the new rule. Accordingly, we were obligated to upgrade and transform the system to enable this new API connection method. We completed the upgrading and transformation of the system at the end of first quarter of 2021. We plan to conduct new trials and improve the solutions based on feedbacks.

FXSC, a retail-orientated online trading education website

In July 2020, we launched FXSC through AGM Defi Lab, a subscription-based online trading education and social trading network platform for Forex traders. FXSC provides trading education to users through interactive trading simulation and trading contests, which enable users to choose and participate in available contests and compete for prizes in a real-time streamed, interactive demo trading environment. FXSC also provides demo trading, also referred to as virtual trading, paper trading, or trading simulation, which is designed to give users, especially the ones with limited knowledge and skills, a risk-free trading environment to get familiar with the markets and trading tools. We plan to charge subscription fees directly to end-users for using the social and educational features of the platform. In addition, through partnership with brokers that integrate its accounts management system with FXSC, we plan to charge brokers a per client monthly service fee for their clients using FXSC. The launch of FXSC is expected to build our brand. We plan to use some of the proceeds from this offering to invest in mass marketing of FXSC.

Forex trading system

Prior to September 2018, through AGM Defi Lab, we provided Forex trading services, including computer program technical support and solution services and trading platform application services, through a combination of in-house developed systems and applications, and the licensed trading platform MetaTrader. In addition, we were engaged in Forex trading brokerage business and generated revenue from gains and losses from trades and Forex brokerage fees and commissions.  At the time, our clients were retail clients and brokerage firms located in China. We voluntarily discontinued the Forex trading system due to a policy position by the PRC government that would no longer support the Forex trading related business and would restrain certain accounts holding the deposits payable. In December 2021, we commenced the sale of our trading system software to our brokerage clients and partners.

Technology hardware research and development, manufacture, and sales

In third quarter of 2021, we formed the company’s new growth strategy and the decision to enter into the ASIC chip research and development to be conducted through AGM HK. In August 2021, we announced the launch of our first ASIC crypto Miner - KOI MINER C16 (“C16”). C16 is equipped with the C3012 chip made by Semiconductor Manufacturing International Corp.’s N+1 process. C16 has a hash rate up to 113 TH/s and a power efficiency ratio of 30 J/T, supporting the mining of Bitcoin, Bitcoin Cash (BCH) and other cryptocurrencies.

The competition of cryptocurrencies mining equipment has grown intense in recent years. Our main competitors are Bitmain, a multinational semiconductor company, Canaan, a supercomputing solutions provider, and MicroBT, a technology company based on block chain and artificial intelligence, all of which are located in China and have both ASIC research and development capacities and deep supply chain connections in China.

C16’s parameters have surpassed our competitors’ models, including: Antminer S19 pro of Bitmain, which has a power consumption of 3250W and hash rate of 104TH/S, and AvalonMiner1246 of Canaan, which has an A1246 hash rate of 90TH/S, power consumption of 3420W and power efficiency of 38J/T, and Whatminer M30S ++ of MicroBT, which has a hash rate of 112TH/S, power consumption of 3472 W and power efficiency of 31 J/T. Since the launch of C16, we have received orders from buyers in the United States, Canada and Europe.

We plan to use some of the proceeds from this offering to develop the technology hardware business.

Holding Company Structure

AGM Group Holdings, Inc. is a holding company established in the British Virgin Islands with no operations of its own. We conduct operations primarily through our operating subsidiaries in the British Virgin Islands, Singapore, Hong Kong and the PRC. The Class A ordinary shares offered in this prospectus are those of AGM Group Holdings, Inc., the holding company. Shareholders of AGM Group Holdings, Inc. are not directly investing in and may never hold equity interest in the operating subsidiaries. Our current corporate structure is as follows:

The COVID-19 Pandemic update

We are monitoring the global outbreak and spread of the novel strain of coronavirus (COVID-19) and taking steps in an effort to identify and mitigate the adverse impacts on, and risks to, our business (including but not limited to our employees, customers, other business partners, our manufacturing capabilities and capacity and our distribution channels) posed by its spread and the governmental and community reactions thereto. We continue to assess and update our business continuity plans in the context of this pandemic, including taking steps in an effort to help keep our workforces healthy and safe. The spread of COVID-19 has caused us to modify our business practices (including employee travel, employee work locations in certain cases, and cancellation of physical participation in certain meetings, events and conferences), and we expect to take further actions as may be required or recommended by government authorities or as we determine are in the best interests of our employees, customers and other business partners. We are also working with our suppliers to understand the existing and future negative impacts to our supply chain and take actions in an effort to mitigate such impacts. Due to the speed with which the COVID-19 situation is developing, the global breadth of its spread and the range of governmental and community reactions thereto, there is uncertainty around its duration and ultimate impact; therefore, any negative impact on our overall financial and operating results (including without limitation our liquidity) cannot be reasonably estimated at this time, but the pandemic could lead to extended disruption of economic activity and the impact on our financial and operating results could be material. See “Risk Factors—The COVID-19 pandemic has adversely impacted, and poses risks to, our business, the nature and extent of which are highly uncertain and unpredictable” contained in the 2021 Annual Report incorporated by reference in this prospectus.

Recent Development

Strategic Partnership with HighSharp (Shenzhen Gaorui) Electronic Technology Co., Ltd

As part of our plan to expand into the hardware production business, in September 2021, we entered into a strategic partnership agreement with HighSharp (Shenzhen Gaorui) Electronic Technology Co., Ltd (“HighSharp”), a fabless integrated circuit designer that provides advanced semiconductor solutions for supercomputing hardware, pursuant to which, for a six-month period until March 25, 2022, HighSharp will provide the latest ASIC chip technology and manufacturing services to us and we will be responsible for client development on a global basis, with a target to generate orders of at least US$100 million during the six-month term until March 25, 2022. If we and HighSharp achieve the respective targets, we and HighSharp plan to form a joint venture, joined by HighSharp’s key R&D team members, with the goal to integrate next generation product research and development into fabless integrated circuit design capabilities that provide advanced semiconductor solutions for supercomputing hardware. AGM Group Holdings, Inc. will own 60% of the equity and HighSharp will own 40% of the equity in the joint venture.

Termination of Equity Transfer Agreement with Yushu Kingo City Real Estate Development Co., Ltd.

On January 16, 2020, AGM Tianjin entered into an equity transfer agreement (the “Equity Transfer Agreement”) with all the shareholders of Yushu Kingo City Real Estate Development Co., Ltd. (“Yushu Kingo”), who collectively owns 100% of the equity interest in Yushu Kingo, pursuant to which agreement, in exchange for 100% of the equity interest in Yushu Kingo, AGM Tianjin agreed to pay $20,000,000 in cash and cause AGM Holdings to issue 2,000,000 Class A ordinary shares, valued at $15 per share, subject to the terms and conditions of the Agreement. AGM Tianjin made advance payments in the amount of $4,937,663.72 (the “Advance Payment”).

On April 6, 2021, AGM Tianjin, Yushu Kingo and its shareholders entered into a supplement agreement (“Supplement Agreement”) to the Equity Transfer Agreement. Pursuant to the Supplement Agreement, if AGM Tianjin decided not to proceed with the acquisition contemplated by the Equity Transfer Agreement and terminate such agreement on or before October 31, 2021, Yushu Kingo’s shareholders shall return the Advance Payment and pay an additional 10% interest to AGM Tianjin. If Yushu Kingo’s shareholders are unable to make such payment, Yushu Kingo’s shareholders agreed to transfer the titles of real properties of Yushu Kingo to AGM Tianjin, valued with a 20% discount to market price. The parties further agreed to conduct a new evaluation of Yushu Kingo’s assets and to enter into supplement agreement based on such evaluation.

Because of the COVID-19 pandemic, the quarantine and travel restrictions in China, and the massive economic disruption as a result, Yushu Kingo was not able to complete its construction projects and the audit and due diligence of Yushu Kingo was not completed on time. On October 4, 2021, AGM Tianjin terminated the Equity Transfer Agreement and Supplement Agreement with the Yushu Kingo and its shareholders. On October 20, 2021, AGM Tianjin entered into an agreement on transfer of creditor rights with a non-affiliated third party (the “Buyer”). Pursuant to the Transfer Agreement, AGM Tianjin agrees to sell to the Buyer all of its rights and obligations under the Equity Transfer Agreement and the Supplement Agreement, namely, the right to receive the Advance Payment plus interest, for a total purchase price of $5,000,000 (the “Purchase Price”), $2,500,000 of which will be payable on or before December 31, 2021 and the remaining $2,500,000 will be payable on or before June 30, 2022. The Buyer agrees, in the event it fails to pay the Purchase Price on time, to pay as damages for breach of contract an amount equal to four times China’s loan prime rate (LPR) of the Purchase Price due.

Change of Board of Directors

On April 30, 2021, Tingfu Xie tendered his resignation as director, the chairman of the Nominating Committee, and a member of the Audit Committee and the Compensation Committee of the Company, effective April 30, 2021.  On the same day, at the recommendation of the Nominating Committee and the Compensation Committee, the Board of Directors approved and confirmed the appointment of Jing Shi as the succeeding director, the chairwoman of the Nominating Committee and a member of the Audit Committee and the Compensation Committee of the Company, effective April 30, 2021.

On May 7, 2021, the Company appointed Dr. Bo Zhu as the Chief Strategy Officer.

On July 12, 2021, the Board of Directors and the Compensation Committee of approved and confirmed the appointment of Junchen Li as the Co-Chief Executive Officer, effective July 12, 2021. On September 15, 2021, the Board also approved the appointment of Chenjun Li as the director and the Chairman of the Board to replace Bin Cao, whose employment agreement with the Company expired on May 19, 2021.

Registered Direct Offering and Concurrent Private Placement

On December 14, 2021, pursuant to a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”) dated December 10, 2021, the Company closed (a) a registered direct offering for the sale of 2,898,552 of its Class A ordinary shares, par value US$0.001 per share, and (b) a concurrent private placement, for the sale of unregistered warrants to purchase up to 1,449,276 Class A ordinary shares (the “Investor Warrants”), for gross proceeds of approximately US$20 million. The purchase price for each Share and the corresponding half Warrant is US$6.90. The Investor Warrants will be exercisable immediately from the date of issuance and have an exercise price of US$8.30 per share. The Investor Warrants will expire 3.5 years from the date of issuance. Each Investor Warrant contains anti-dilution provisions to reflect share dividends and splits or other similar transactions, as described in the Investor Warrants.

Pursuant to the Purchase Agreement, the Class A ordinary shares were issued to the Purchasers in a registered direct offering and registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a prospectus supplement to the Company’s currently effective registration statement on Form F-3 (File No. 333-236897), which was initially filed with the SEC on March 5, 2020 and declared effective by the SEC on May 28, 2020. The Company filed the prospectus supplement for the Registered Direct Offering on December 13, 2021.

The Company issued the Investor Warrants to the Purchasers in a concurrent private placement pursuant to an exemption from the registration requirements of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D thereunder (the “Private Placement,” and together with the Registered Direct Offering, the “Offering”).

FT Global Capital, Inc. (the “Placement Agent”) acted as the exclusive placement agent in connection with the Offering under the terms of the Placement Agency Agreement, dated December 10, 2021 between it and the Company (the “Placement Agency Agreement”) and, at closing of the Offering, received a cash fee equal to 7.5% of the aggregate gross proceeds raised in the Offering as well as reimbursement of certain costs and expenses of up to US$80,000. Additionally, the Company issued to the Placement Agent or its designees warrants (the “Placement Agent Warrants,” and together with the Investor Warrants, the “Warrants”) for the purchase of 202,899 Class A ordinary shares with an exercise price of US$8.30 per share, and with a term expiring 3.5 years from the date of issuance. The Placement Agent Warrants shall have the same registration rights as the Warrants issued to the Purchasers in the Offering. The Placement Agent is also entitled to additional tail compensation for any financings consummated by the Company within the 12-month period following the termination of the Placement Agency Agreement, to the extent such financing is provided to the Company by investors that the Placement Agent had “wall-crossed” on behalf of the Company in connection with the Offering.

The Company has agreed to file and maintain with the SEC a registration statement (the “Registration Statement”) to register the Warrants and the Class A ordinary shares underlying the Warrants (the “Warrant Shares”) within 30 calendar days from the closing of the Offering and to use its best efforts to cause such registration statement to become effective within 60 calendar days following the closing of the Offering (or, in the event of a review by the SEC, within 120 calendar days).

The Company agreed in the Purchase Agreement that it would not issue any ordinary shares or ordinary share equivalents for sixty (60) days following the closing of the Offering subject to certain exceptions. The Company agreed in the Placement Agency Agreement that it would not issue any ordinary shares or ordinary share equivalents for one hundred twenty (120) days following the closing of the Offering without the consent of the Placement Agent, subject to certain exceptions.

The Company agreed in the Purchase Agreement that it will not issue any ordinary shares or ordinary share equivalents involve in a Variable Rate Transaction (as defined in the Purchase Agreement) until the earlier of (x) the date the initial Registration Statement is declared effective by the SEC and (y) the date as of which all of the holders of Investor Warrants may sell all of the Investor Warrant Shares without restriction pursuant to Rule 144 (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The Company further agreed that until the first anniversary of the earlier of (x) or (y) above, it would not issue or enter into any agreement to issue any ordinary shares or ordinary share equivalents unless the Purchasers are offered a participation right, subject to certain terms and conditions as set forth in the Purchase Agreement, to subscribe, on a pro rata basis, for up to 50% of the securities offered in such offering.

Concurrently with the execution of the Purchase Agreement, the officers and directors of the Company and shareholders of the Company holding 5% or more of the Company’s Class A ordinary shares entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which they have agreed, among other things, not to sell or dispose of any ordinary shares which are or will be beneficially owned by them for one hundred twenty (120) days following the closing of the Offering, as well as similar lock-up agreements pursuant to the Placement Agency Agreement restricting sales of ordinary shares for ninety (90) days after the closing of the Offering.

Change of Independent Registered Public Accounting Firm

On April 5, 2022, the Company notified its independent registered public accounting firm, JLKZ CPA LLP its decision to dismiss JLKZ CPA LLP as the Company’s auditor. The Audit Committee and the Board of Directors of the Company ratified the appointment of TPS Thayer LLC as its new independent registered public accounting firm to audit the Company’s financial statements.

Summary of Risk Factors

Investing in our ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully under “Item 3. Key Information—D. Risk Factors” in the 2021 Annual Report and in the section titled “Risk Factors” beginning on page 13 of this prospectus.

Risks Related to Our Business and Industry (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry” in the 2021 Annual Report)

●	Our business could be materially harmed by the ongoing coronavirus (COVID-19) pandemic (see “Risk Factors – Risks Related to Our Business and Industry – The COVID-19 pandemic has adversely impacted, and poses risks to, our business, the nature and extent of which are highly uncertain and unpredictable” on page 7 of the 2021 Annual Report);

●	We might require additional capital to support business growth (see “Risk Factors – Risks Related to Our Business and Industry – We might require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all” on page 7 of the 2021 Annual Report);

●	Unauthorized disclosure of sensitive or confidential customer information or our failure or the perception by our customers that we failed to comply with privacy laws or properly address privacy concerns could harm our business and standing with our customers (see “Risk Factors – Risks Related to Our Business and Industry – Unauthorized disclosure of sensitive or confidential customer information or our failure or the perception by our customers that we failed to comply with privacy laws or properly address privacy concerns could harm our business and standing with our customers” on page 9 of the 2021 Annual Report);

●	Our bitcoin mining machine business faces a number of uncertainties in technology, regulations and operations (see “Risk Factors – Risks Related to Our Business and Industry – Significant contributors to the bitcoin network could propose amendments to its protocols and software which, if accepted and authorized, could negatively impact our business and operations” on page 2 of the 2021 Annual Report).

Risks Related to Doing Business in China (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China” in the 2021 Annual Report)

●	China’s legal system is evolving and has inherent uncertainties that could limit the legal protection available to you (see “Risk Factors – Risks Related to Doing Business in China – Uncertainties with respect to the PRC legal system could adversely affect us” on page 17 of the 2021 Annual Report);

●	We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law (see “Risk Factors – Risks Related to Doing Business in China – We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law” on page 20 of the 2021 Annual Report);

●	The regulation of Internet website operators in China is subject to interpretation, and our operation of online trading platform and education programs could be harmed if we are deemed to have violated applicable laws and regulations (see “Risk Factors – Risks Related to Doing Business in China – The regulation of Internet website operators in China is subject to interpretation, and our operation of online trading platform and education programs could be harmed if we are deemed to have violated applicable laws and regulations” on page 21 of the 2021 Annual Report);

●	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time with little advance notice, which could result in a material change in our operations and the value of our Class A Ordinary Shares (see “Risk Factors –The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time with little advance notice, which could result in a material change in our operations and the value of our Class A Ordinary Shares” on page 14 of the 2021 Annual Report);

●	Any actions by Chinese government, including any decision to intervene or influence our operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to our operations, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless (see “Risk Factors – The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time with little advance notice, which could result in a material change in our operations and the value of our Class A Ordinary Shares” on page 14 of the 2021 Annual Report);

●	The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China (see “Risk Factors – The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China” on page 16 of the 2021 Annual Report);

●	You may have difficulty enforcing judgments obtained against us (see “Risk Factors – You may have difficulty enforcing judgments obtained against us” on page 16 of the 2021 Annual Report);

●	We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business (see “Risk Factors – We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” on page 13 of the 2021 Annual Report);

●	The recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” proposed rule changes submitted by Nasdaq and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering (see “Risk Factors – Risks Related to Doing Business in China – The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 24 of the 2021 Annual Report);

●	The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval (see “Risk Factors – Risks Related to Doing Business in China – The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval” on page 16 of the 2021 Annual Report);

Risks Related to Our Capital Structure and Class A Ordinary Shares China (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Capital Structure and Class A Ordinary Shares” in the 2021 Annual Report and “Risk Factors – Risks Related to Our Ordinary Shares” beginning on page 13 of this prospectus)

●	The dual-class structure of our ordinary shares has the effect of concentrating voting control with certain shareholders, including our executive officers, employees and directors and their affiliates, which will limit your ability to influence the outcome of important transactions, including a change in control (see “Risk Factors – Risks Related to Our Capital Structure and Class A Ordinary Shares – The dual-class structure of our ordinary shares has the effect of concentrating voting control with certain shareholders, including our executive officers, employees and directors and their affiliates, which will limit your ability to influence the outcome of important transactions, including a change in control” on page 25 of the 2021 Annual Report);

●	The laws of the British Virgin Islands provide little protection for minority shareholders, so minority shareholders will have little or no recourse if they are dissatisfied with the conduct of our affairs (see “Risk Factors – Risks Related to Our Capital Structure and Class A Ordinary Shares – The laws of the British Virgin Islands provide little protection for minority shareholders, so minority shareholders will have little or no recourse if they are dissatisfied with the conduct of our affairs” on page 25 of the 2021 Annual Report);

●	The market price of our ordinary shares may be volatile or may decline regardless of our operating performance (see “Risk Factors – Risks Related to Our Capital Structure and Class A Ordinary Shares – The trading price of our Class A Ordinary Shares has been, and is likely to continue to be, volatile; you might not be able to sell your shares at or above the price that you paid for them and we may not be able to stop the decline of our stock price” on page 26 of the 2021 Annual Report);

●	The exercise of the Warrants may further dilute the ordinary shares and adversely impact the price of our ordinary shares (see “Risk Factors – Risks Related to Our Ordinary Shares – The exercise of the Warrants may further dilute the ordinary shares and adversely impact the price of our ordinary shares” on page 13 of this prospectus).

Legal and Operational Risks of Operating in the PRC

Because our operations are primarily located in the PRC and Hong Kong through our subsidiaries, we are subject to certain legal and operational risks associated with our operations in China, including changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations may materially and adversely affect our business, financial condition and results of operations. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our operations and the value of our ordinary shares, or could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.  We do not believe that our subsidiaries are directly subject to these regulatory actions or statements, as we have not implemented any monopolistic behavior and our business does not involve the collection of user data or implicate cybersecurity. As of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission, or the CSRC, or any other PRC governmental authorities for our offering, nor has our BVI holding company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our offering from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. The Standing Committee of the National People’s Congress, or the SCNPC, or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before offering in the U.S.

For a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China” in the 2021 Annual Report.

Transfers of Cash to and from Our Subsidiaries

AGM Group Holdings Inc. is a holding company with no operations of its own. We conduct our operations in China and Hong Kong primarily through our subsidiaries in China, Hong Kong SAR and Singapore. We may rely on dividends to be paid by our subsidiaries in Singapore, China and Hong Kong SAR to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If our subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Our equity structure is a direct holding structure. Within our direct holding structure, the cross-border transfer of funds within our corporate entities is legal and compliant with the laws and regulations of the PRC. After the foreign investors’ funds enter AGM, the funds can be directly transferred to the PRC operating companies through its subsidiaries. Specifically, AGM Group Holdings Inc. is permitted under the BVI laws to provide funding to our subsidiaries in Singapore, China and Hong Kong SAR through loans or capital contributions without restrictions on the amount of the funds, subject to satisfaction of applicable government registration, approval and filing requirements. AGM Defi Tech Limited and AGM Technology Limited are also permitted under the laws of Hong Kong to provide funding to AGM Group Holdings Inc. through dividend distribution without restrictions on the amount of the funds.  As of the date of this prospectus, there have not been any transfers, dividends or distributions made between the holding company, its subsidiaries, and to investors.

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Subject to the BVI Business Companies Act and our bylaws, our board of directors may authorize and declare a dividend to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. The laws and regulations of the PRC do not currently have any material impact on transfer of cash from AGM Group Holdings Inc. to AGM Defi Tech Limited and AGM Technology Limited, or from AGM Defi Tech Limited and AGM Technology Limited to AGM Group Holdings Inc. There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong or across borders and to U.S investors.

Current PRC regulations permit our PRC subsidiaries to pay dividends to AGM Defi Tech Limited and AGM Technology Limited only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations, we may be unable to pay dividends on our Class A ordinary shares.

Cash dividends, if any, on our Class A ordinary shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from our PRC subsidiaries, i.e., Beijing Keen Sense Technology Service Co., Ltd. to AGM Defi Tech Limited, AGM Tianjing Construction Development Co., Ltd. and Nanjing Lucun Semiconductor Co., Ltd. to AGM Technology Limited, and from AGM Defi Tech Limited and AGM Technology Limited to AGM Group Holdings Inc. Certain payments from our PRC subsidiaries in Hong Kong are subject to PRC taxes, including business taxes and VAT. As of the date of this prospectus, our PRC subsidiaries have not made any transfers or distributions. As of the date of this prospectus, no cash or asset transfers have occurred among the Company and its subsidiaries. We do not expect to pay any cash dividends in the foreseeable future. Furthermore, as of the date of this prospectus, no cash generated from one subsidiary is used to fund another subsidiary’s operations and we do not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries. We have also not installed any cash management policies that dictate the amount of such funds and how such funds are transferred.

Implications of Holding Foreign Company Accountable Act

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. In June 2021, the Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if signed into law, would reduce the time period for the delisting of foreign companies under the HFCAA to two consecutive years instead of three years. If our auditor cannot be inspected by the Public Company Accounting Oversight Board, or the PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

Each of JLKZ CPA LLP, the independent registered public accounting firm that issues the audit report for the fiscal years ended December 31, 2020 and 2019 included elsewhere or incorporated by reference in this prospectus, and TPS Thayer LLC, the independent registered public account firm that issued the audit report for the fiscal year ended December 31, 2021 included elsewhere or incorporated by reference in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess such auditor’s compliance with the applicable professional standards. JLKZ CPA LLP is headquartered in Flushing, New York, and is subject to inspection by the PCAOB on a regular basis. TPS Thayer LLC is headquartered in Sugar Land, Texas, and is subject to inspection by the PCAOB on a regular basis. Therefore, we believe JLKZ CPA LLP and TPS Thayer LLC are not subject to the determinations as to the inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021. However, as more stringent criteria have been imposed by the SEC and the PCAOB, recently, which would add uncertainties to future offerings, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 22 of the 2021 Annual Report.

PRC Regulatory Permissions

We and our operating subsidiaries currently have received all material permissions and approvals required for our operations in compliance with the relevant PRC laws and regulations in the PRC, including the business licenses of our operating subsidiaries and other permissions related to our business.

The business license is a permit issued by Market Supervision and Administration that allows the company to conduct specific business within the government’s geographical jurisdiction. Each of our PRC subsidiaries has received its business license. As of the date of this prospectus, except for the business licenses and the permissions mentioned here, AGM Group Holdings Inc. and our PRC subsidiaries are not required to obtain any other permissions or approvals from any Chinese authorities to operate the business. However, applicable laws and regulations may be tightened, and new laws or regulations may be introduced to impose additional government approval, license, and permit requirements. If we or our subsidiaries fail to obtain and maintain such approvals, licenses, or permits required for our business, inadvertently conclude that such approval is not required, or respond to changes in the regulatory environment, we or our subsidiaries could be subject to liabilities, penalties, and operational disruption, which may materially and adversely affect our business, operating results, financial condition and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

On August 8, 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by PRC Citizens shall obtain the approval of the China Securities Regulatory Commission prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the Chinese laws and regulations in effect at the time of this prospectus, we will not be required to submit an application to the CSRC for its approval of this offering and the listing and trading of ordinary shares on the Nasdaq under the M&A Rules. However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented, and the requirement standard may change when new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules are installed. We cannot assure you that relevant Chinese government agencies, including the CSRC, would reach the same conclusion.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued. As a result, the Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”)on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (” Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. Therefore, the proposed offering would be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations. As such, the Company would be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Overseas Listing Regulations become effective.

On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures (the “new Cybersecurity Review Measures”) which took effect on February 15, 2022 and replaced the original Cybersecurity Review Measures. Pursuant to the new Cybersecurity Review Measures, if critical information infrastructure operators purchase network products and services, or network platform operators conduct data processing activities that affect or may affect national security, they will be subject to cybersecurity review. A network platform operator holding more than one million users/users’ individual information also shall be subject to cybersecurity review before listing abroad. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments and risk of network data security after going public overseas.

We believe that neither we nor our subsidiaries are currently required to obtain permission from any of the PRC authorities to operate and issue our ordinary shares to foreign investors, or required to obtain permission or approval from the CSRC, Cyberspace Administration of China (“CAC”) or any other governmental agency. Recently, however, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the “Opinions,” which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies, cybersecurity, data privacy protection requirements, and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirements in the future. Given the current regulatory environment in the PRC, we are still subject to the uncertainty of different interpretation and enforcement of the rules and regulations in the PRC adverse to us, which may take place quickly with little advance notice. See “Risk Factors—Risks Relating to Doing Business in the PRC—The Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirement in the future” on page 24 of the 2021 Annual Report.

We have not and believe that we are not required to retain PRC counsel for this resale offering,  and we will not be subject to the Cybersecurity Review Measures that became effective on February 15, 2022 under the CAC, because we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures. We are also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration are enacted as proposed, since we currently do not have over one million users’ personal information and do not collect data that affects or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Security Administration Draft.

Moreover, we believe that no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission for our overseas listing plan. As of the date of this prospectus, we and our PRC subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. The Standing Committee of the National People’s Congress, or the SCNPC, or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before offering in the U.S. In other words, although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental with little advance notice. For more details, see “Risk Factors – Risks Related to Doing Business in China – The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors” on page 14 of the 2021 Annual Report.

As of the date hereof, we and our PRC subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. The following table provides details on the licenses and permissions held by our PRC subsidiaries.

Approval	Recipient	Issuing body	Validity
Business License	Beijing Keen Sense Technology Service Co., Ltd.	Beijing Municipal Administration for Market Regulation	October 20, 2051
Business License	AGM Tianjing Construction Development Co., Ltd.	Tianjing Municipal Administration for Market Regulation	October 12, 2065
Business License	Nanjing Lucun Semiconductor Co., Ltd.	Nanjing Municipal Administration for Market Regulation	Indefinite
Business License	Beijing AnGaoMeng Technology Service Co., Ltd.	Beijing Municipal Administration for Market Regulation	November 12, 2035

Implications of Being an Emerging Growth Company

We qualify as and elect to be an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include, but not limited to:

●	Reduced disclosure about the emerging growth company’s executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. Except for our consolidated balance sheets, which we include for the fiscal years ended December 31, 2019, 2020 and 2021, we have decided to include three years of audited financial statements and three years of related management’s discussion and analysis of financial condition and results of operations disclosure.

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

THE OFFERING

This prospectus relates to the offer and resale by the Selling Shareholders of up to 1,652,175 ordinary shares. All of Warrant Shares, when sold, will be sold by the Selling Shareholders. The Selling Shareholders may sell the Warrant Shares from time to time at prevailing market prices or at privately negotiated prices.

Warrant Shares Offered by Selling Shareholders	Up to 1,652,175 Class A ordinary shares

Shares Outstanding After the Offering	24,254,842(1)

Use of Proceeds	We will not receive any of the proceeds from any sale of the Warrant Shares by the Selling Shareholders. We may receive proceeds in the event that any of the Warrants are exercised at their respective exercise prices per share, for cash, which may result in gross proceeds of up to $13,713,052.50. Any proceeds that we receive from the exercise of the Warrants will be used for working capital and other general corporate purposes. See “Use of Proceeds” of page 31.

Risk Factors	An investment in the ordinary shares offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 13 and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq symbol:	AGMH

(1)	The number of Class A ordinary shares outstanding prior to and that will be outstanding after this offering is based on 24,254,842 Class A ordinary shares outstanding and excludes (a) ordinary shares to be issued upon exercise of warrants to purchase an aggregate of up to 1,652,175 Class A ordinary shares as of the date of this prospectus. Additionally, the number of ordinary shares that will be outstanding after this offering also assumes the issuance of 1,652,175 Warrant Shares being registered for resale in this offering upon exercise of all of the Warrants issued to the Selling Shareholders.

RISK FACTORS

You should carefully consider the risks incorporated by reference in this prospectus before making an investment decision. You should also consider the matters described below and in “Risk Factors” in “Item 3. Key Information—D. Risk factors” in the 2021 Annual Report and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our ordinary shares. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment. The risks also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Ordinary Shares

The exercise of the Warrants may further dilute the ordinary shares and adversely impact the price of our ordinary shares.

As of the date of this prospectus, we had 24,254,842 Class A ordinary shares outstanding. Up to an additional 1,652,175 ordinary shares (approximately 6.81% of our issued and outstanding shares) may be issued pursuant to the exercise of the Warrants. Such issuance will cause a reduction in the proportionate ownership and voting power of all other shareholders. Additionally, we cannot assure you that the Selling Shareholders will be able to sell the ordinary shares at a price per shares that is equal to or greater than the exercise price paid by the Selling Shareholders.

Securities analysts may not cover our ordinary shares and this may have a negative impact on the market price of our ordinary shares.

The trading market for our ordinary shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts (provided that we have engaged various non-independent analysts). We do not currently have and may never obtain research coverage by independent securities and industry analysts. If no independent securities or industry analysts commence coverage of us, the trading price for our ordinary shares would be negatively impacted. If we obtain independent securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our ordinary shares, changes their opinion of our ordinary shares or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our ordinary shares could decrease and we could lose visibility in the financial markets, which could cause the price and trading volume of our ordinary shares to decline.

DECEMBER 2021 OFFERING

Summary of Terms of the Investor Warrants

On December 10, 2021, we entered into a Purchase Agreement with certain purchasers, pursuant to which, on December 14, 2021, we sold 2,898,552 Class A ordinary shares in a Registered Direct Offering and also sold the Investor Warrants to purchase up to 1,449,276 Investor Warrant shares in a concurrent private placement (the “Private Placement,” and together with the Registered Direct Offering, the “Offering”).

The gross proceeds of the Offering of $20,000,000, before deducting placement agent fees and other expenses, are being used for working capital and general business purposes.

The Investor Warrants and Placement Agent Warrants have a term of three and one-half years immediately exercisable on the date of issuance to purchase an aggregate of up to 1,449,276 Class A ordinary shares at an exercise price of $8.30 per share.

The Offering was conducted pursuant to a placement agency agreement, dated December 10, 2021 (the “Placement Agency Agreement”), between the Company and the Placement Agent, on a “reasonable best efforts” basis. The Company paid the Placement Agent a cash fee of $1,500,000, or seven point five percent (7.5%) of the aggregate gross proceeds raised in this Offering, $80,000 as accountable expense in legal fee reimbursement of the aggregate gross proceeds raised in the Offering. Additionally, the Company issued the Placement Agent the Placement Agent Warrants to purchase up to 202,899 Placement Agent Warrant Shares.

Summary of Terms of the Investor Warrants

Exercisability. The Investor Warrants are immediately exercisable on the date of issuance to purchase an aggregate of up to 1,449,276 Class A ordinary shares at an exercise price of $8.30 per share. The Investor Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of our Class A ordinary shares underlying the Investor Warrants under the Securities Act of 1933, as amended (the “Securities Act”) is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of our Class A ordinary shares purchased upon such exercise. If a registration statement or current prospectus is not effective or available for the registration of the Investor Warrants or the resale of the our Class A ordinary shares underlying the Investor Warrants under the Securities Act, at any time after the six-month anniversary of the closing date of the offering, the holder may, in its sole discretion, elect to exercise the Investor Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of our Class A ordinary shares determined according to the formula set forth in the Investor Warrants.

Exercise Limitation. A holder will not have the right to exercise any portion of the Investor Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Investor Warrants. Any holder may increase or decrease such percentage, but in no event may such percentage be increased to more than 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the Investor Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. The exercise price of the Investor Warrants will also be reduced, in the event that the Company subsequently sells ordinary shares or common stock equivalents at a price which is less than the then current exercise price of the Investor Warrants, to a price equal to the per share price of the common stock in such subsequent sale.

Participation Rights. If at any time we grant, issue or sell any our ordinary shares or Common Stock Equivalents (as defined in the Purchase Agreement) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any our Class A ordinary shares (the “Purchase Rights”), the holder of the Investor Warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, subject to the beneficial ownership limitations, the aggregate Purchase Rights which the holder of the Investor Warrants could have acquired if the holder had held the number of our Class A ordinary shares acquirable upon complete exercise of the Investor Warrants.

Fundamental Transactions. If, at any time while this Warrant is outstanding, (i) the Company (or any subsidiary), directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company (or any subsidiary), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of ordinary shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding ordinary shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the ordinary shares or any compulsory share exchange pursuant to which the ordinary shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding ordinary shares (not including any ordinary shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), then, upon any subsequent exercise of this Warrant, the holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, at the option of the holder, the number of ordinary shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of ordinary shares for which this Warrant is exercisable immediately prior to such fundamental transaction.

Summary of Terms of the Placement Agent Warrants

Exercisability. The Placement Agent Warrants are immediately exercisable on the date of issuance to purchase an aggregate of up to 202,899 Class A ordinary shares at an exercise price of $8.30 per share. The Placement Agent Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of our Class A ordinary shares underlying the Placement Agent Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of our Class A ordinary shares purchased upon such exercise. The Placement Agent Warrants will not be exercisable on a cashless basis.

Exercise Limitation. A holder will not have the right to exercise any portion of the Placement Agent Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Placement Agent Warrants. Any holder may increase or decrease such percentage, but in no event may such percentage be increased to more than 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the Placement Agent Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our ordinary shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Fundamental Transactions. If, at any time while this Warrant is outstanding, (i) the Company (or any subsidiary), directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company (or any subsidiary), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of ordinary shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding ordinary shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the ordinary shares or any compulsory share exchange pursuant to which the ordinary shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding ordinary shares (not including any ordinary shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), then, upon any subsequent exercise of this Warrant, the holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, at the option of the holder, the number of ordinary shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of ordinary shares for which this Warrant is exercisable immediately prior to such fundamental transaction.

SELLING SHAREHOLERS

The Class A ordinary shares being offered by the Selling Shareholders are the Warrant Shares issuable upon exercise of all of the Warrants. We are registering Warrant Shares in order to permit the Selling Shareholders to offer such shares for resale from time to time.

The following table sets forth certain information with respect to each Selling Shareholder, including (i) the ordinary shares beneficially owned by the Selling Shareholder prior to this offering, (ii) the number of Warrant Shares being offered by the Selling Shareholder pursuant to this prospectus and (iii) the Selling Shareholder’s beneficial ownership after completion of this offering. The registration of the Warrant Shares does not necessarily mean that the Selling Shareholders will sell all or any of such ordinary shares, but the number of ordinary shares and percentages set forth in the final two columns below assume that all ordinary shares being offered by the Selling Shareholders are sold. The final two columns also assume the exercise of all of the Warrants held by the Selling Shareholders as of the date of this prospectus, without regard to any limitations on exercise described in this prospectus or in the Warrants. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to ordinary shares. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of ordinary shares beneficially owned by a Selling Shareholder and the percentage ownership of that Selling Shareholder, ordinary shares subject to warrants held by that Selling Shareholder that are exercisable immediately, are deemed outstanding. Such ordinary shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other shareholder.

This prospectus covers the resale of up to an aggregate of 1,652,175 ordinary shares that are issuable to the Selling Shareholders upon the exercise of the Warrants and that may be sold or otherwise disposed of by the Selling Shareholders. The Investor Warrants and Placement Agent Warrants are immediately exercisable for a term of three and one-half years after the date of issuance at an exercise price of $8.30 per share. See section titled “December 2021 Offering” on page 14 of this prospectus for further details relating to the Warrant Shares and the Warrants.

	Number of Class A Ordinary Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Class A Ordinary Shares to be Sold Pursuant to this Prospectus(2)	Number of Class A Ordinary Shares Beneficially Owned After Offering(3)	Percentage Beneficially Owned After Offering(3)
Anson East Master Fund LP(4)	120,773	120,773	0	-%
Anson Investments Master Fund LP(5)	362,319	362,319	0	-%
Hudson Bay Master Fund Ltd.(6)	483,092	483,092	0	-%
Sabby Volatility Warrant Master Fund, Ltd.(7)	1,449,906	483,092	966,814	3.99%
F. Alec Orudjev(8)	35,000	35,000	0	-%
Jian Ke(9)	167,899	167,899	0	-%
TOTAL	3,118,989	1,652,175	1,466,814	6.05%

(1)

All of the Warrants that are exercisable for the Warrant Shares offered hereby contain certain beneficial ownership limitations, which provide that a holder of the Warrants will not have the right to exercise any portion of its Warrants if such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of our Class A ordinary shares outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of ordinary shares outstanding (such limitation, a “Beneficial Ownership Limitation”). As a result, the number of ordinary shares reflected in this column as beneficially owned by each Selling Shareholder includes (a) any outstanding ordinary shares held by such Selling Shareholder, and (b) if any, the number of ordinary shares subject to the Warrants exercisable for the Warrant Shares and any other warrants that may be held by such Selling Shareholder, in each case which such Selling Shareholder has the right to acquire immediately and without it or any of its affiliates beneficially owning more than 4.99% of the number of outstanding ordinary shares as of the date of this prospectus.

(2)	Represents the total number of Warrant Shares owned by each of the Selling Shareholders, assuming full exercise of the Warrants.
(3)

The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 24,254,842 ordinary shares outstanding as of the date of this prospectus and assumes full exercise of the Warrants that are exercisable for the 1,652,175 Warrant Shares. The calculation of beneficial ownership reported in such columns takes into account the effect of the Beneficial Ownership Limitations in any warrants held by the Selling Shareholders after this offering. In computing the number of ordinary shares beneficially owned by a Selling Shareholder and the percentage ownership of that Selling Shareholder, ordinary shares subject to warrants held by that Selling Shareholder that are exercisable immediately, are deemed outstanding. Such ordinary shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other shareholder.

(4)

Includes (i) 241,546 Class A ordinary shares issued to such Selling Shareholder in the Registered Direct Offering, and (ii) Investor Warrants to purchase up to 120,773 Investor Warrant Shares issued the Private Placement. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP, hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(5)

Includes (i) 724,638 Class A ordinary shares issued to such Selling Shareholder in the Registered Direct Offering, and (ii) Investor Warrants to purchase up to 362,319 Investor Warrant Shares issued in the Private Placement. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP, hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(6)	Includes Investor Warrants to purchase up to 483,092 Investor Warrant Shares issued in the Private Placement. Hudson Bay’s Investor Warrants currently specify a Beneficial Ownership Limitation of 9.99%. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(7)	Includes (i) 966,814 Class A ordinary shares issued to such Selling Shareholder in the Registered Direct Offering, and (iii) Investor Warrants to purchase up to 483,092 Investor Warrant Shares issued in the Private Placement. Sabby Management, LLC, the investment manager of Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”), and Hal Mintz, manager of Sabby Management, LLC, share voting and investment power with respect to these securities. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The address of Sabby is 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458.

(8)	Includes 35,000 Class A ordinary shares issuable upon the exercise of the placement agent warrants issued in connection with the Private Placement. Mr. Orudjev is the General Counsel of FT Global Capital, Inc. (Member FINRA/SIPC), 1688 Meridian Avenue, Suite 700 Miami Beach, FL 33139.

(9)	Includes 167,899 Class A ordinary shares issuable upon the exercise of the placement agent warrants issued in connection with the Private Placement. Mr. Ke is the President of FT Global Capital, Inc. (Member FINRA/SIPC), 1688 Meridian Avenue, Suite 700 Miami Beach, FL 33139.

Material Relationships with Selling Shareholders

FT Global Capital Inc. acted as the Placement Agent in the Offering pursuant to the Placement Agency Agreement, on a “reasonable best efforts” basis. The Company paid the Placement Agent a cash fee of $1,500,000, which was equal to eight percent (7.5%) of the aggregate gross proceeds raised in this Offering, and $80,000 in accountable expenses. The Company also issued the Placement Agent the Placement Agent Warrants to purchase up to 202,899 Placement Agent Warrant Shares.

Except for the foregoing and the ownership of the ordinary shares of our Company and certain ordinary shares purchase warrants (including the Warrants), the transactions contemplated by the Securities Purchase Agreement and the Placement Agency Agreement, and as disclosed in the section titled “December 2021 Offering” on page 14 of this prospectus, none of the Selling Shareholders have had any material relationship with us within the past three years.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Vcorp Agent Services, Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for districts in the State of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York under the securities laws of the State of New York.

There is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

The recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the British Virgin Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

The United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, may not be enforceable in the British Virgin Islands. A final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the British Virgin Islands.

For a detailed description of risks related to enforceability of civil liabilities, please refer to “Risk Factors – You may have difficulty enforcing judgments obtained against us” on page 16 of the 2021 Annual Report.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Warrant Shares by the Selling Shareholders pursuant to this prospectus. We may receive up to $13,713,052.5 in aggregate gross proceeds from cash exercises of the Investor and Placement Agent Warrants, assuming the exercise price is $8.30 per share. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes. The Selling Shareholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the ordinary shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the ordinary shares covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Shareholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Shareholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Shareholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and are informing the Selling Shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the our Class A ordinary shares being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the Class A ordinary shares offering in this offering and certain other legal matters as to British Virgin Islands will be passed upon for us by Mourant Ozannes. Certain legal matters as to United States Federal and New York State law in connection with this offering will be passed upon for us by Ortoli Rosenstadt LLP.

EXPERTS

Our consolidated financial statements as of December 31, 2021 and for the year in the period ended December 31, 2021 incorporated by reference in this prospectus and have been so included in reliance on the report of TPS Thayer, LLC, the independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The current address of TPS Thayer, LLC is 1600 Hwy 6 Suite 100, Sugar Land, TX 77478. Our consolidated financial statements as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 incorporated by reference in this prospectus and have been so included in reliance on the report of JLKZ CPA LLP, the independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The current address of JLKZ CPA LLP is 39-01 Main Street Suite 501, Flushing, NY 11354.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with, or furnish to, it, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference in this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference in this prospectus the following document:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on May 17, 2022 (the “2021 Annual Report”).

●	Our current report on Form 6-K, furnished to the SEC on May 17, 2022.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this prospectus, through the date declared effective, until the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference into this prospectus. These documents that we file later with the Securities and Exchange Commission and that are incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

We will provide to any person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, at no cost to the requesting party, upon request to us in writing or by telephone using the following information:

AGM Group Holdings Inc.

c/o Creative Consultants (Hong Kong) Limited

Room 1502-3 15/F., Connuaght Commercial Building

185 Wanchai Road Wanchai

Hong Kong, SAR China

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy and information statements along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our corporate website is www.ccnctech.com. The information on our corporate website is not incorporated by reference in this prospectus or any other prospectus supplement that we file, and you should not consider it a part of this prospectus or any other such prospectus.

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus, which form a part of the registration statement, does not contain all of the information included in the registration statement, including certain exhibits and schedules. You will find additional information about us in the registration statement and its exhibits. Any statements made in this prospectus concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the document or matter. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

Up to 1,652,175 class A ordinary shares underlying warrants

AGM GROUP HOLDINGS INC.

PROSPECTUS

The date of this prospectus is June 9, 2022